Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-27293 and 333-109235) of Kellogg Company of our report dated June 23, 2008 relating to the financial statements of Kellogg Company Savings and Investment Plan, which appears in this Form 11-K.

PricewaterhouseCoopers
Detroit, Michigan
June 23, 2008